Exhibit 99.1

LCA-Vision Reports Second Quarter Financial Results

Marks Fourth Consecutive Quarter of Year-over-Year Revenue and Procedure Volume Growth

Retires All Outstanding Debt

CINCINNATI (July 31, 2012) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and six months ended June 30, 2012.

Second Quarter 2012 Financial and Operating Highlights (all comparisons are with the second quarter of 2011)

•	Revenues increased 3.0% to $25.2 million from $24.4 million; adjusted revenues increased 5.2% to $24.5 million from $23.3 million.

•	Procedure volume increased 2.4% to 14,415 procedures from 14,081 procedures.

•

Operating loss was $3.3 million compared with $2.8 million; adjusted operating loss was $3.9 million compared with $3.8 million. The increased operating loss and adjusted operating loss reflected an increase in direct costs of services, higher spending on marketing and advertising, and costs incurred in connection with developing the company’s cataract services business.

•	Marketing cost per eye was $460 compared with $421.

•	Net loss was $3.2 million, or $0.17 per share, compared with a net loss of $2.8 million, or $0.15 per share.

First Half 2012 Financial and Operating Highlights (all comparisons are with the first half of 2011)

•	Revenues increased 8.1% to $61.3 million from $56.7 million; adjusted revenues increased 10.1% to $59.8 million from $54.3 million.

•	Procedure volume increased 7.5% to 35,402 procedures from 32,938 procedures.

•

Operating income was $0.4 million, a $1.2 million improvement from an operating loss of $0.8 million; adjusted operating loss was $0.9 million, a $2.1 million improvement from an adjusted operating loss of $3.0 million. The improvement reflected higher procedure revenue offset partially by increases in variable costs, higher general and administrative costs and costs incurred in connection with developing the company’s cataract services business.

•	Marketing cost per eye was $381 compared with $377.

•	Net income was $0.7 million, or $0.03 per share, a $1.4 million improvement from a net loss of $0.7 million, or $0.04 per share.

•

Cash and investments totaled $40.4 million as of June 30, 2012, compared with $44.8 million as of December 31, 2011. Much of the reduction in cash and investments resulted from the company’s decision to prepay all outstanding debt obligations of $3.3 million in June 2012.

The company provides adjusted revenues and operating income and loss as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating income and loss as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are pleased to report our fourth consecutive quarter of growth in revenues and procedure volume,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze. “Our procedure volume gain was not as robust as in recent quarters as consumer concerns about the economic recovery affected discretionary spending. However, discussions with industry sources lead us to believe that we gained market share for the fourth consecutive quarter as the industry contracted slightly. In addition to outpacing industry volume, we increased our average price per procedure compared with both the prior year and the prior quarter, despite a discount promotion. We attribute this improvement to a comprehensive market-by-market review of competitive pricing and price sensitivity that allowed us to adjust our procedure price in many LasikPlus® markets.

“We achieved positive operating and net income for the first half of this year, which is in keeping with our focus on returning to sustained profitability. We also took the opportunity during the second quarter to retire our debt obligation. We saw this as a practical move based on our strong cash position and the absence of any impending liquidity concerns,” Celebrezze added.

LCA-Vision Chief Operating Officer David L. Thomas said, “We continue to make improvements in our core laser vision correction business, and we are committed to growth. We also are building the infrastructure for our expansion into cataract surgery, which should help to mitigate the impact of future economic downturns while allowing us to capitalize on our multi-site infrastructure. Our revised expectation is to operate eight to 10 Visium Eye Institute™ vision centers by the end of this year as we focus on developing awareness for the brand, and optimizing patient experiences, which is a hallmark of LCA-Vision’s brands.

“We are establishing an affiliate network of eye-health professionals to augment care for both our LASIK and cataract patients. Earlier this year we hired a vice president to oversee this operation and recently added three area managers. This channel is particularly important for establishing our cataract business,” Thomas added.

Near-term Financial Outlook

LCA-Vision intends to continue to manage expenses conservatively in 2012; its plans and outlook for the remainder of 2012 include:

•	The company does not plan to open any new vision centers in the near term.

•	The company anticipates an improvement in price per procedure from the 2011 average of $1,655.

•

The company revised its expectations for capital expenditures for cataract-related equipment and other capital needs to be between $1.5 million and $2.0 million from prior guidance of $2.0 million to $2.5 million.

•	For the third quarter of 2012, the company expects marketing and advertising expenses of between $5.5 million and $6.0 million.

The company estimates that the number of procedures companywide required for its laser vision correction business to achieve breakeven free cash flow is approximately 68,000 per year. The company expects to incur start-up losses and capital investment during the expansion phase for its cataract business.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 91667083.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the cataract and IOL market; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA has undertaken a study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 53 LasikPlus® fixed-site laser vision centers in 26 states and 41 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information
Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-9292	310-691-7100 – jcain@lhai.com
@LHA_IR_PR

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$36,715	$18,568
Short-term investments	2,800	25,311
Patient receivables, net of allowances of $1,081 and $1,035	3,074	2,366
Other accounts receivable, net	2,131	1,974
Prepaid expenses and other	3,600	4,254

Total current assets	48,320	52,473

Property and equipment, net	8,677	10,637
Long-term investments	923	902
Patient receivables, net of allowances of $739 and $634	1,181	769
Other assets	1,057	1,652

Total assets	$60,158	$66,433

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$7,940	$8,103
Accrued liabilities and other	11,543	12,175
Deferred revenue	1,631	2,516
Debt obligations maturing within one year	—	2,978

Total current liabilities	21,114	25,772

Long-term insurance reserves, less current portion	6,351	6,264
Long-term debt obligations, less current portion	—	1,026
Other long-term liabilities	4,982	7,106

Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,016,877 and 18,858,147 shares outstanding, respectively)	25	25
Contributed capital	178,369	177,287
Common stock in treasury, at cost (6,274,760 shares and 6,433,490 shares, respectively)	(111,713)	(112,910)
Accumulated deficit	(39,561)	(38,720)
Accumulated other comprehensive income	591	583

Total stockholders’ investment	27,711	26,265

Total liabilities and stockholders’ investment	$60,158	$66,433

LCA-Vision Inc.

Condensed Consolidated Statements of Operations and Comprenensive Income (Unaudited)

(Amounts in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$25,152	$24,416	$61,289	$56,698

Operating costs and expenses
Medical professional and license fees	5,809	6,072	14,491	14,055
Direct costs of services	11,500	10,451	23,410	21,470
General and administrative expenses	3,407	3,534	7,113	6,991
Marketing and advertising	6,628	5,929	13,479	12,425
Depreciation	1,209	1,434	2,521	2,888
Impairment and restructuring charges	37	—	37	56

	28,590	27,420	61,051	57,885
Gain on sale of assets	110	237	188	400

Operating (loss) income	(3,328)	(2,767)	426	(787)

Net investment income and other	162	77	278	158

(Loss) income before taxes on income	(3,166)	(2,690)	704	(629)

Income tax expense	24	75	48	116

Net (loss) income	$(3,190)	$(2,765)	$656	$(745)

(Loss) earnings per common share
Basic	$(0.17)	$(0.15)	$0.03	$(0.04)
Diluted	$(0.17)	$(0.15)	$0.03	$(0.04)

Weighted average shares outstanding
Basic	18,991	18,813	18,943	18,778
Diluted	18,991	18,813	19,129	18,778

Comprehensive (loss) income	$(3,272)	$(2,837)	$664	$(679)

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2012	2011
Cash flow from operating activities:
Net income (loss)	$656	$(745)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,521	2,888
Provision for loss on doubtful accounts	518	316
Loss (gain) on sale of investments	8	(5)
Impairment charges	37	—
Gain on sale of assets	(188)	(400)
Stock-based compensation	1,082	827
Insurance reserve	100	(271)
Changes in operating assets and liabilities:
Patient accounts receivable	(1,624)	(620)
Other accounts receivable	(135)	30
Prepaid expenses and other	520	485
Accounts payable	(163)	(753)
Deferred revenue, net of professional fees	(1,338)	(2,165)
Accrued liabilities and other	(1,548)	1,053

Net cash provided by operations	446	640

Cash flow from investing activities:
Purchases of property and equipment	(589)	(763)
Proceeds from sale of assets	207	1,027
Purchases of investment securities	(36,855)	(94,173)
Proceeds from sale of investment securities	59,264	95,637

Net cash provided by investing activities	22,027	1,728

Cash flow from financing activities:
Principal payments of loan	(4,004)	(1,697)
Shares repurchased for treasury stock	(357)	(288)
Proceeds from exercise of stock options	57	23

Net cash used in financing activities	(4,304)	(1,962)

Net effect of exchange rate changes on cash and cash equivalents	(22)	111

Increase in cash and cash equivalents	18,147	517

Cash and cash equivalents at beginning of period	18,568	19,350

Cash and cash equivalents at end of period	$36,715	$19,867

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income and loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Reported U.S. GAAP	$25,152	$24,416	$61,289	$56,698
Adjustments
Amortization of prior deferred revenue	(666)	(1,137)	(1,487)	(2,406)

Adjusted revenues	$24,486	$23,279	$59,802	$54,292

Operating Income (Loss)
Reported U.S. GAAP	$(3,328)	$(2,767)	$426	$(787)
Adjustments
Amortization of prior deferred revenue	(666)	(1,137)	(1,487)	(2,406)
Amortization of prior professional fees	67	114	149	241

Adjusted operating loss	$(3,927)	$(3,790)	$(912)	$(2,952)

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